TRANSFER AND ASSUMPTION AGREEMENT

         This Agreement is made and entered into as of March 31, 2006, by and among Sentinel Advisors Company, a Vermont partnership ("TRANSFEROR"), and Sentinel Asset Management, Inc., a Vermont corporation ("TRANSFEREE").

         WHEREAS, Transferee and Transferor are both registered investment advisers under the Investment Advisers Act of 1940, as amended;

         WHEREAS, Transferee and Sentinel Asset Management Advisors, Inc. are the sole partners of the Transferee;

         WHEREAS, the Transferor is a party to the agreements set forth on Schedule A to this Agreement ("Transferred Agreements");

         WHEREAS, the Transferor desires to transfer and the Transferee desires to assume the Transferred Agreements;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

         2. TRANSFER AND ASSUMPTION. Effective as of March 31, 2006 ("Effective Time"), Transferor hereby transfers to Transferee all of Transferor's right, title, benefit, privileges and interest in and to, and all of Transferor's burdens, obligations and liabilities in connection with, each of the Transferred Agreements ("Transfer"). Transferee hereby accepts the Transfer and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Transferor to be observed, performed, paid or discharged from and after March 31, 2006, in connection with the Transferred Agreements.

         3. PERFORMANCE. Transferee agrees to perform its duties under the Transferred Agreements as of the Effective Time with essentially the same personnel, equipment, vendors and offices as those used by the Transferor immediately before the Effective Time.

         4. FURTHER ACTIONS. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

         5. ASSIGNMENT. No further transfer or assignment of the Transferred Agreements may be made except pursuant to the terms of the Transferred Agreements and consistent with applicable law.
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         6. WINDING UP, DEREGISTRATION AND DISSOLUTION. Transferee agrees that subsequent to the Transfer, it shall carry on no business except the winding up of its affairs and shall, as soon as practicable, deregister as an investment advisor and dissolve.

         6. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the Laws of the State of Vermont.

         7. ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect to this Agreement. Any provision of this Agreement may be amended, modified or waived in whole or in part at any time by an agreement in writing between the parties executed in the same manner as this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SENTINEL ADVISORS COMPANY                    SENTINEL ASSET MANAGEMENT, INC.

By:/s/ Christian W. Thwaites                 By:/s/ Christian W. Thwaites
       ----------------------                   ---------------------------
       Christian W. Thwaites                        Christian W. Thwaites
       President &                                  President &
       Chief Executive Officer                      Chief Executive Officer

                                    Exhibit A

                             Transferred Agreements

Investment Advisory Agreement between Sentinel Group Funds, Inc. and Sentinel Advisors Company dated as of March 1, 1993, as amended

Investment Advisory Agreement between Sentinel Group Funds, Inc. and Sentinel Advisors Company and the Advisor, dated as of January 13, 2000, as amended

Investment Advisory Agreement between Sentinel Group Funds, Inc. and Sentinel Advisors Company dated as of June 1, 1997, as amended

Investment Advisory Agreement between Sentinel Group Funds, Inc. and Sentinel Advisors Company dated as of December 12, 2002

Investment Subadvisory Agreement between Sentinel Advisors Company and Evergreen Investment Management Company dated as of January 21, 2003

All other agreements in the name of Sentinel Advisors Company outstanding as of the date of this Agreement.